Exhibit 99.3

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Reorganization Agreement"), dated as of February 13, 1997, is by and among PORTSMOUTH BANK SHARES, INC. ("Portsmouth"), a New Hampshire corporation, PORTSMOUTH SAVINGS BANK ("Portsmouth Bank"), a New Hampshire state-chartered savings bank, CFX CORPORATION ("CFX"), a New Hampshire corporation, and CFX BANK, a New Hampshire state-chartered savings bank ("CFX Bank").

                          WITNESSETH

     WHEREAS, the parties hereto desire to combine their respective businesses on the terms and subject to the conditions of this Reorganization Agreement;

     WHEREAS, the parties hereto desire that CFX acquire all the outstanding shares of capital stock of Portsmouth, including each attached right issued pursuant to the Portsmouth Rights Agreement (as defined below), through an exchange (the "Share Exchange") of shares of CFX Common Stock (as defined below) for the issued and outstanding shares of Portsmouth Common Stock (as defined below) pursuant to a Plan of Share Exchange (the "Plan of Exchange") in the form attached hereto as Annex A;

     WHEREAS, the parties desire that, following the Share Exchange, Portsmouth shall be merged (the "Holding Company Merger") with and into CFX, pursuant to a merger agreement or plan of merger (the "Merger Agreement") in a form to be specified by CFX and reasonably satisfactory to Portsmouth and consistent with the terms of this Reorganization Agreement;

     WHEREAS, the parties desire that, following the consummation of the Holding Company Merger, Portsmouth Bank, a wholly-owned subsidiary of Portsmouth, shall be merged (the "Bank Merger") with and into CFX Bank, a wholly-owned subsidiary of CFX, pursuant to an Agreement and Plan of Merger (the "Plan of Merger") in the form attached hereto as Annex B;

     WHEREAS, in connection with the execution of this Reorganization Agreement, Portsmouth and CFX have entered into a Stock Option Agreement (the "Stock Option Agreement") dated as of even date herewith pursuant to which Portsmouth will grant CFX the right to purchase certain shares of Portsmouth Common Stock; and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with Share Exchange, the Holding Company Merger, the Bank Merger and the other transactions (collectively, the "Transactions") contemplated by this Reorganization Agreement, the Plan of Exchange, the Merger Agreement, the Plan of Merger and the Stock Option Agreement (collectively, the "Transaction Documents");

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                               CERTAIN DEFINITIONS

     1.1. "AMEX" shall mean the American Stock Exchange, Inc.

     1.2. "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

     1.3. "CFX Entities" shall mean CFX and CFX Bank.

     1.4. "CFX Financial Statements" shall mean (i) the consolidated balance sheets of CFX as of September 30, 1996 and as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 as filed by CFX in SEC Documents and (ii) the consolidated balance sheets of CFX and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by CFX in SEC Documents with respect to periods ended subsequent to September 30, 1996.

     1.5. "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the Parties shall close the Transactions.

     1.6. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.7. "Commissioner" shall mean the New Hampshire State Bank Commissioner.

     1.8. "Effective Date" shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Share Exchange.

     1.9. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.10. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.11. "FDIA" shall mean the Federal Deposit Insurance Act.

     1.12. "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.13. "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System or any appropriate Federal Reserve Bank.

     1.14. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     1.15. "Investment Company Act" means the Investment Company Act of 1940, as amended.

     1.16. "Material Adverse Effect" shall mean, with respect to Portsmouth or CFX, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that the following shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a person resulting directly or indirectly from (1) changes in interest rates (provided that Portsmouth is in compliance with its asset/liability management policy as Previously Disclosed to CFX, as the same may be revised thereafter with CFX's concurrence), or (2) changes in state and federal regulations or legislation affecting New Hampshire banks; or (ii) matters related to changes in federal, state or local tax laws or changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes.

     1.17. "Parties" shall mean CFX, CFX Bank, Portsmouth and Portsmouth Bank.

     1.18. "Portsmouth Entities" shall mean Portsmouth and Portsmouth Bank.

     1.19. "Portsmouth Financial Statements" shall mean (i) the consolidated balance sheets of Portsmouth as of September 30, 1996 and as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 as filed by Portsmouth in SEC Documents and (ii) the consolidated balance sheets of Portsmouth and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Portsmouth in SEC Documents with respect to periods ended subsequent to September 30, 1996.

     1.20. "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to December 31, 1995 and prior to the date hereof, or (ii) a letter dated of even date herewith from the Party making such disclosure and delivered to the other Parties prior to the execution hereof.

     1.21. "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of CFX or Portsmouth to solicit their votes in connection with this Reorganization Agreement and the Plan of Exchange.

     1.22. "Registration Statement" shall mean the registration statement with respect to the CFX Common Stock to be issued in connection with the Share Exchange as declared effective by the SEC under the Securities Act, if required.

     1.23. "Rights" shall mean subscriptions, warrants, options, rights, calls, agreements, understandings or commitments of any character calling for the transfer, purchase, issuance or disposition of, or representing the right to purchase, acquire, subscribe to or otherwise receive any shares of capital stock, or any securities convertible into or representing the right to purchase, acquire, subscribe to or otherwise receive any shares of capital stock, or any stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.24. "SEC" shall mean the Securities and Exchange Commission.

     1.25. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party pursuant to the Securities Laws.

     1.26. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.27. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

     Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles II, III and IV hereof.

                                   ARTICLE 2.
     REPRESENTATIONS AND WARRANTIES OF PORTSMOUTH AND PORTSMOUTH BANK

     Portsmouth and Portsmouth Bank hereby represent and warrant to CFX and CFX Bank as follows:

2.1.  Capital Structure of Portsmouth

     (a) The authorized capital stock of Portsmouth consists solely of 25,000,000 shares of common stock, par value $0.10 per share ("Portsmouth Common Stock"), and 15,000,000 shares of preferred stock, par value $0.10 per share ("Portsmouth Preferred Stock"). There are 5,713,421 shares of Portsmouth Common Stock issued and outstanding, 784,850 shares of Portsmouth Common Stock held in its treasury, no shares of Portsmouth

Preferred Stock issued and outstanding, and no shares of Portsmouth Preferred Stock held in its treasury. There are 370,734 shares of Portsmouth Common Stock reserved for issuance under Portsmouth's Revised 1987 Stock Option and Appreciation Rights Plan (the "Portsmouth Stock Option Plan"). In connection with a rights agreement adopted by Portsmouth on November 17, 1988 (the "Portsmouth Rights Agreement"), each share of Portsmouth Common Stock outstanding on November 28, 1988, and each share of Portsmouth Common Stock subsequently issued, has associated with it such rights to acquire such additional shares of Portsmouth Common Stock as are specified in the Portsmouth Rights Agreement.

     (b) Except for shares of Portsmouth Common Stock subject to options under the Portsmouth Stock Option Plan as Previously Disclosed, subject to the Stock Option Agreement and subject to the Portsmouth Rights Agreement, Portsmouth is not bound by any outstanding Rights. Except for the Portsmouth Rights Agreement and the Stock Option Agreement, there are no agreements, understandings or commitments to which Portsmouth is a party with respect to the voting of any shares of Portsmouth Common Stock or which restrict the transfer of such shares.

     (c) All outstanding shares of Portsmouth's capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Portsmouth's capital stock has been issued in violation of the preemptive rights of any person. All options granted under the Portsmouth Stock Option Plan have become fully exercisable in accordance therewith.

2.2.  Organization, Standing and Authority of Portsmouth

     Portsmouth is a duly organized corporation, validly existing and in good standing under the laws of New Hampshire, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Portsmouth. Portsmouth is registered as a bank holding company under the BHC Act.

2.3.  Ownership and Capital Structure of Portsmouth Bank

     (a) Portsmouth does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization other than Portsmouth Bank.

     (b) The authorized capital stock of Portsmouth Bank consists solely of 1,000,000 shares of common stock, par value $0.10 per share ("Portsmouth Bank Common Stock"). There are 100 shares of Portsmouth Bank Common Stock issued and outstanding, and no shares of Portsmouth Bank Common Stock held in its treasury.

     (c) The outstanding shares of Portsmouth Bank Common Stock are validly issued and outstanding, fully paid and nonassessable and all such shares are directly owned by Portsmouth free and clear of all liens, claims and encumbrances, subject to the Distribution and Liquidation Account (the "Liquidation Account") established by Portsmouth Bank in connection with its conversion from mutual to stock form and maintained pursuant to Article 7 of Portsmouth Bank's Amended and Restated Charter. Portsmouth Bank is not bound by any Rights with respect to the Portsmouth Bank Common Stock, and there are no agreements, understandings or commitments relating to the right of Portsmouth to vote or to dispose the Portsmouth Bank Common Stock. None of the shares of Portsmouth Bank Common Stock has been issued in violation of the preemptive rights of any person whose cause of action is not time barred by any applicable statute of limitations. Portsmouth Bank has established and maintained the Liquidation Account in accordance with all applicable laws and regulations.

2.4.  Organization, Standing and Authority of Portsmouth Bank

     Portsmouth Bank is a duly organized state savings bank, validly existing and in good standing under the laws of New Hampshire with full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Portsmouth Entities. Portsmouth Bank does not own, directly or indirectly, five percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization. Portsmouth Bank does not engage in any activities other than those expressly authorized to it by applicable New Hampshire and federal banking laws, including without limitation the regulations of the FDIC under Section 24 of the FDIA. Portsmouth Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein. The deposits of Portsmouth Bank are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA, and Portsmouth has paid all assessments that have come due and has filed all reports required by the FDIA.

2.5.  Authorized and Effective Agreement

     (a) Portsmouth has all requisite corporate power and authority to enter into and perform all its obligations under the Transaction Documents to which Portsmouth is a party. The adoption, execution and delivery of the Transaction Documents to which Portsmouth is a party and the consummation of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Portsmouth, including without limitation the approval of a majority of the "Continuing Directors" as contemplated by Article 7, Section 2.B of Portsmouth's Articles of Incorporation, except that (1) pursuant to applicable New Hampshire law and Portsmouth's Articles of Incorporation and By-laws, the Plan of Exchange must be approved by the affirmative vote of the holders of a majority of all the shares of Portsmouth Common Stock entitled to vote thereon, and (2) pursuant to applicable
New Hampshire law, certain required or appropriate actions may or must be taken with respect to the rights of any dissenting shareholders. The Board of Directors of Portsmouth has directed that the Transaction Documents and the Transactions be, to the extent necessary, submitted to Portsmouth's stockholders for approval at an annual or special meeting to be held as soon as practicable.

     (b) Portsmouth Bank has all requisite corporate power and authority to enter into and perform all its obligations under the Transaction Documents to which Portsmouth Bank is a party. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Portsmouth Bank.

     (c) Assuming the accuracy of the representations contained in Section 3.5(c) hereof, the Transaction Documents constitute legal, valid and binding obligations of the Portsmouth Entities, enforceable against them in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (d) Except as Previously Disclosed, neither the adoption, execution and delivery of the Transaction Documents nor the consummation of the Transactions nor compliance by the Portsmouth Entities with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificates of incorporation or association, charters or by-laws of either of the Portsmouth Entities, (ii) assuming that the regulatory approvals referred to in Section 5.1(b) hereof are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of either Portsmouth Entity pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
(iii) assuming that the regulatory approvals referred to in Section 5.1(b) hereof are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Portsmouth Entity, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Portsmouth.

     (e) Except for the approvals specified in Sections 4.2 and 4.4 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by the Portsmouth Entities on or prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions other than the filing of certificates or articles of merger or share exchange or similar documents with the appropriate New Hampshire state authorities.

2.6.  SEC Documents; Regulatory Filings

     Portsmouth has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Each of the Portsmouth Entities has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

2.7.  Financial Statements; Books and Records; Minute Books

     The Portsmouth Financial Statements fairly present, or when filed will fairly present, in all material respects, the consolidated financial position of the Portsmouth Entities as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of the Portsmouth Entities for the periods then ended in conformity with generally accepted accounting principles applicable to banking organizations or financial institutions applied on a consistent basis (except as disclosed therein, except for the omission of notes for unaudited financial statements and year-end adjustments to interim results, and except as required or permitted by SFAS 109 and 115). The books and records of each of the Portsmouth Entities fairly reflect in all material respects the transactions to which it is a party or to or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the Portsmouth Entities contain records which are accurate in all material respects of all corporate actions of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

2.8.  Material Adverse Change

     Portsmouth has not suffered any Material Adverse Effect in its financial condition, results of operations or business since December 31, 1995.

2.9.  Absence of Undisclosed Liabilities

     Neither of the Portsmouth Entities has any liability (contingent or otherwise) that is material to the Portsmouth Entities taken as a whole or that, when combined with all similar liabilities, would be material to the Portsmouth Entities taken as a whole, except as Previously Disclosed, except as disclosed in the Portsmouth Financial Statements filed with the

SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1996.

2.10. Properties

     The Portsmouth Entities have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of their respective properties and assets, real and personal that are reflected on the Portsmouth Financial Statements as of September 30, 1996 or acquired after such date, except (i) as may be reflected in the Portsmouth Financial Statements, (ii) for liens for taxes not yet delinquent, (iii) for liens on real estate acquired by foreclosure or substantively repossessed, (iv) for pledges to secure deposits and other liens incurred in the ordinary course of banking business, (v) for such imperfections of title, easements, encumbrances, liens, charges, defaults and equitable interests, if any, that do not have a Material Adverse Effect on the value of personal or real property reflected in the Portsmouth Financial Statements or acquired since the date of such statements and which do not materially interfere with or impair the present and continued use of such property, and (vi) for dispositions and encumbrances in the ordinary course of business. All leases pursuant to which either of the Portsmouth Entities, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of the Portsmouth Entities are valid and enforceable by one or both of the Portsmouth Entities in accordance with their respective terms.

2.11. Loans; Allowance for Loan Losses

     (a) Each loan reflected as an asset in the Portsmouth Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is not subject to any known defenses, set-off or counterclaims except as may be provided under bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (b) The Portsmouth Entities have Previously Disclosed all loans in the original principal amount in excess of $200,000 of either Portsmouth Entity that, as of the date of this Reorganization Agreement, are classified by Portsmouth or any state or federal bank regulatory or supervisory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans, by category, it being understood that no representation is being made that any state or federal bank regulatory or supervisory authority would agree with such loan classifications.

      (c) Except as Previously Disclosed or as identified in the notes to the Portsmouth Financial Statements, as of September 30, 1996, Portsmouth

Bank was not, as of the date hereof, a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Portsmouth or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Portsmouth Bank and that are subject to Section 22(h) of the Federal Reserve Act, comply therewith.

2.12. Tax Matters

      Except as Previously Disclosed:

     (a) Each of the Portsmouth Entities has timely filed federal income tax returns for each year through December 31, 1995 and has timely filed all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to the Portsmouth Entities. All taxes due in respect of the periods covered by such tax returns and for any subsequent periods have been paid or adequate reserves have been established for the payment of such taxes. As of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date (or that portion of any period that is prior to the Closing Date) will have been paid or adequate reserves will have been established for the payment thereof. No (i) audit examination, (ii) deficiency or (iii) refund litigation with respect to any tax is pending. The Portsmouth Entities will not have any material liability for any taxes in excess of amounts paid or reserves or accruals established.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by the Portsmouth Entities are complete and accurate in all material respects. Neither of the Portsmouth Entities is delinquent in the payment of any tax, assessment or governmental charge, and neither Portsmouth Entity has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiency for any tax, assessment or governmental charge has been proposed, asserted or assessed (tentatively or otherwise) against either Portsmouth Entity which has not been settled and paid. There are currently no agreements in effect with respect to either Portsmouth Entity to extend the period of limitations for the assessment or collection of any tax.

2.13. Employee Benefits; ERISA

     (a) The Portsmouth Entities have Previously Disclosed a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by either Portsmouth Entity or by any trade or business, whether or not incorporated, that together with either Portsmouth Entity would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director (including advisory directors) or former employee or former director (including advisory directors) of either Portsmouth Entity, whether formal or informal and whether legally binding or not (the "Plans"). Neither of the Portsmouth Entities has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of either Portsmouth Entity.

     (b) With respect to each of the Plans, the Portsmouth Entities have Previously Disclosed to CFX true and complete copies of each of the following documents: (a) the Plan and related documents (including all amendments thereto); (b) the two most recent annual reports and financial statements, if any; (c) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; and (d) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

     (c) No liability under Title IV of ERISA has been incurred by either Portsmouth Entity or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Portsmouth or any ERISA Affiliate of incurring a liability under such Title. No reportable event under Section 4043 of ERISA (other than the reportable event described in Pension Benefit Guaranty Corporation Regulation 2615.23 occurring by reason of the Transactions) has occurred or will occur with respect to any Plan on or before the Closing Date or the Effective Date.

     (d) No Portsmouth Entity, no ERISA Affiliate, no Plan, no trust created thereunder, and no trustee or administrator thereof has engaged in a transaction in connection with which any Portsmouth Entity, any Plan, any trust, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, or a tax imposed pursuant to Section 4975 or 4976 of the Code.

     (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that either Portsmouth Entity or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Plans, and all such amounts properly accrued through the Closing Date or the Effective Date will be paid on or prior to the Closing Date or the Effective Date (as applicable) or will be properly recorded on the books and records of Portsmouth. None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived.

     (f) Except as Previously Disclosed, with respect to each Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of the valuation date used in such report, exceed the current value of the assets of such Plan allocable to such accrued benefits as of such valuation date and no material adverse change in the funded status of any such Plan has occurred since such valuation date.

     (g) No Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

     (h) Each Plan that is intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified. Each Plan that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements. Each Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including without limitation ERISA and the Code.

     (i) Except as Previously Disclosed, each Plan may be amended or terminated without liability to Portsmouth or any ERISA Affiliate. No amounts payable under the Plans will fail to be deductible for federal income tax purposes under
Section 280G of the Code.

     (j) There are no actions, suits or claims pending, or, to the knowledge of the Portsmouth Entities, threatened or anticipated (other than routine claims for benefits) against any Plan, the assets of any Plan or against either Portsmouth Entity or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Plan.

     (k) Except as Previously Disclosed, neither consummation of the Transactions nor termination of the employment of any employees of either of the Portsmouth Entities prior to or following consummation of the Transactions will
(i) entitle any current or former employee or director of either Portsmouth Entity to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, (iii) renew or extend the term of any agreement regarding compensation for a current or former employee or director, or (iv) result in the Portsmouth Entities making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

2.14. Certain Contracts

     (a) Except as Previously Disclosed or as specifically identified in the notes to the Portsmouth Financial Statements, neither of the Portsmouth Entities is a party to, or bound by, (i) any material contract, arrangement or commitment whether or not made in the ordinary course of business or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by either Portsmouth Entity or the guarantee by either Portsmouth Entity of any such obligation, other than instruments relating to transactions entered into in the customary course of Portsmouth Bank's business,
(iii) any written or oral agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union.

     (b) Neither Portsmouth Entity is in default in any material respect under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material default.

2.15. Legal Proceedings

     Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of the Portsmouth Entities, threatened against either Portsmouth Entity or any asset, interest or right of either Portsmouth Entity that, if determined adversely to the Portsmouth Entities, would, individually or in the aggregate, have a Material Adverse Effect on the Portsmouth Entities. To the knowledge of the Portsmouth Entities, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of the Portsmouth Entities, threatened against any present or former director or officer of either Portsmouth Entity, that would be likely to give rise to a claim for indemnification and that, in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on the Portsmouth Entities and, to the knowledge of the Portsmouth Entities, there is no reasonable basis for any such action, suit or proceeding.

2.16. Compliance with Laws; Regulatory Examinations; Regulatory Approvals

     (a) Each Portsmouth Entity holds, and at all times has held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to the Portsmouth Entities, except as Previously Disclosed and except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on the Portsmouth Entities, and neither Portsmouth Entity has knowledge of any material violation of any of the above.

     (b) Except for normal examinations conducted by a regulatory agency in the regular course of business of the Portsmouth Entities, no regulatory agency has initiated any proceeding or, to the best knowledge of the Portsmouth Entities, investigation into the business or operations of either Portsmouth Entity since September 30, 1996. Neither of the Portsmouth Entities has received any objection from any regulatory agency to any response by either Portsmouth Entity to any violation, criticism or exception with respect to any report or statement relating to any examinations of the Portsmouth Entities.

     (c) Neither Portsmouth Entity has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither Portsmouth Entity is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that it enter into any of the foregoing.

     (d) Neither Portsmouth Entity is aware of any reason why the conditions set forth in Section 5.1(b) hereof would not be satisfied without significant delay.

2.17. Labor Matters

     With respect to their respective employees, the Portsmouth Entities are not parties to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice as defined under applicable federal law. Since January 1, 1996, neither Portsmouth Entity has experienced any attempt by organized labor or its representatives to make either Portsmouth Entity conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of either Portsmouth Entity. There is no unfair labor practice charge or other complaint by any employee or former employee of either Portsmouth Entity against it pending before any governmental agency arising out of the activities of the Portsmouth Entities which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on the Portsmouth Entities taken as a whole; there is no labor strike or labor disturbance pending or, to the knowledge of the Portsmouth Entities, threatened against either Portsmouth Entity; and neither Portsmouth Entity has experienced a work stoppage or other labor difficulty since January 1, 1996.

2.18. Brokers and Finders

     Neither the Portsmouth Entities nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the Transactions, except that Portsmouth has engaged and will pay a fee or commission to Tucker Anthony Incorporated as Previously Disclosed.

2.19. Insurance

     The Portsmouth Entities have Previously Disclosed a list of all material policies of insurance of either Portsmouth Entity in effect as of the date hereof and true and correct copies of all such policies have previously been made available to CFX. Neither Portsmouth Entity has any liability for unpaid premiums or premium adjustments not properly reflected on Portsmouth's Financial Statements, except for any such liability that would not have a Material Adverse Effect on the Portsmouth Entities taken as a whole. Except as Previously Disclosed, neither Portsmouth Entity has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased.

2.20. Environmental Liability

     (a) Except for any violation, liability or noncompliance which does not have a Material Adverse Effect on the Portsmouth Entities: (i) neither Portsmouth Entity has violated during the last five years or is in violation of or is liable under any federal, state or local environmental law; (ii) none of the properties owned or leased by either Portsmouth Entity (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) neither Portsmouth Entity is liable for any off-site contamination; and (iv) each Portsmouth Entity is, and during the last five years has been, in compliance with, all of its respective permits, licenses and other authorizations issued under any environmental laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

     (b) Neither Portsmouth Entity has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of the Portsmouth Entities, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on the Portsmouth Entities of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on the Portsmouth Entities; there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Portsmouth Entity is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.21. Administration of Trust Accounts

     Except as Previously Disclosed, Portsmouth Bank does not currently and has not previously administered any accounts for which it acts as a fiduciary or agent, including without limitation accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

2.22. Intellectual Property

     The Portsmouth Entities own the entire right, title and interest in and to, or have valid licenses with respect to, all the Intellectual Property necessary in all material respects to conduct their business and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Portsmouth Entities. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on the Portsmouth Entities.

2.23. Certain Information

     At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the Portsmouth shareholders' meeting to vote upon the Transactions, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the Portsmouth shareholders' meeting to vote upon the Transactions, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Portsmouth relating to Portsmouth shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.24. Pooling of Interests

     The Portsmouth Entities know of no reason which would reasonably cause either of them to believe that the Transactions will not qualify as a pooling of interests for financial accounting purposes.

                                   ARTICLE 3.
               REPRESENTATIONS AND WARRANTIES OF CFX AND CFX BANK

     CFX and CFX Bank hereby represent and warrant to Portsmouth and Portsmouth Bank as follows:

3.1.  Capital Structure of CFX

     (a) The authorized capital stock of CFX consists solely of 22,500,000 shares of common stock, par value $0.66 2/3 per share ("CFX Common Stock"), and 3,000,000 shares of preferred stock, par value $1.00 per share ("CFX Preferred Stock"). As of December 31, 1996, there were 13,008,787 shares of CFX Common Stock issued and outstanding, 28,000 shares of CFX Common Stock held in its treasury, no shares of CFX Preferred Stock issued and outstanding, and no shares of CFX Preferred Stock held in its treasury. All outstanding shares of CFX's capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of CFX's capital stock has been issued in violation of the preemptive rights of any person. The shares of CFX Common Stock to be issued in connection with the Share Exchange have been duly authorized and, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

     (b) As of September 30, 1996, CFX's Tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio, each calculated in accordance with the capital guidelines of the Federal Reserve applicable to bank holding companies on a fully phased-in basis, were each in excess of the specified minimum levels for qualification as "well capitalized."

     (c) As of the date hereof, except for shares of CFX Common Stock subject to options under CFX's employee stock option and incentive plans, CFX is not bound by any outstanding Rights. There are no agreements or understandings to which CFX is a party with respect to the voting of any shares of CFX Common Stock or which restrict the transfer of such shares.

3.2.  Organization, Standing and Authority of CFX

     CFX is a duly organized corporation, validly existing and in good standing under the laws of New Hampshire, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CFX. CFX is registered as a bank holding company under the BHC Act.

3.3. Ownership and Capital Structure of CFX's Subsidiaries

     Except as Previously Disclosed, CFX does not own, directly or indirectly, 25 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization (each a "CFX Subsidiary" and collectively the "CFX Subsidiaries"). The outstanding shares of capital stock or other equity interests of the CFX Subsidiaries are validly issued and outstanding, fully paid and nonassessable and, except with respect to CFX Funding L.L.C. in which CFX owns 51% of the equity interests, all such shares or interests are directly or indirectly owned by CFX free and clear of all liens, claims and encumbrances. No CFX Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any CFX Subsidiary, and there are no agreements, understandings or commitments relating to the right of CFX to vote or to dispose of said shares or interests. None of the shares of capital stock or other equity interests of any CFX Subsidiary has been issued in violation of the preemptive rights of any person.

3.4. Organization, Standing and Authority of CFX Subsidiaries

     Each CFX Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each CFX Subsidiary
(i) has full power and authority to carry on its business as now conducted, and
(ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on CFX. Each CFX Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on CFX.

3.5.  Authorized and Effective Agreement

     (a) CFX has all requisite corporate power and authority to enter into and perform all of its obligations under the Transaction Documents to which CFX is a party. The adoption, execution and delivery of the Transaction Documents to which CFX is a party and the consummation of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CFX, except that the issuance of CFX Common Stock pursuant to the Transaction Documents must be approved by the affirmative vote of the holders of a majority of the votes cast by the holders of CFX Common Stock eligible to vote thereon in accordance with AMEX policy. The Board of Directors of CFX has directed that the Transaction Documents and the Transactions be submitted to CFX's stockholders for approval at an annual or special meeting to be held as soon as practicable.

     (b) CFX Bank has all requisite corporate power and authority to enter into and perform all of its obligations under the Transaction Documents to which CFX Bank is a party. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CFX Bank.

     (c) Assuming the accuracy of the representations contained in Sections 2.5(c) hereof, the Transaction Documents constitute legal, valid and binding obligations of CFX and CFX Bank, in each case enforceable against them in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (d) Except as Previously Disclosed, neither the adoption, execution and delivery of the Transaction Documents nor the consummation of the Transactions nor compliance by the CFX Entities with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificates of incorporation or association, charters or by-laws of the CFX Entities, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the CFX Entities pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the CFX Entities, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on CFX.

     (e) Except for the approvals specified in Sections 4.2 and 4.4 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by the CFX Entities on or prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions other than the filing of certificates or articles of merger or share exchange or similar documents with the appropriate New Hampshire state authorities.

3.6.  SEC Documents; Regulatory Filings

     CFX has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. CFX and each of the CFX Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.7.  Financial Statements

     The CFX Financial Statements fairly present the consolidated financial position of CFX and the consolidated CFX Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of CFX and the consolidated CFX Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to banking organizations or financial institutions applied on a consistent basis except as disclosed therein. The books and records of CFX fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the CFX Entities contain records which are accurate in all material respects of all corporate actions of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.8.  Material Adverse Change

     CFX has not, on a consolidated basis, suffered any material adverse change in its financial condition, results of operations or business since September 30, 1996.

3.9.  Absence of Undisclosed Liabilities

     Neither CFX nor any CFX Subsidiary has any liability (contingent or otherwise) that is material to CFX on a consolidated basis, or that, when combined with all similar liabilities, would be material to CFX on a consolidated basis, except as Previously Disclosed, as disclosed in the CFX Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1996.

3.10. Brokers and Finders

     Neither the CFX Entities nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the Transactions, except that CFX has engaged and will pay a fee or commission to Alex. Brown & Sons Incorporated.

3.11. Legal Proceedings

     Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on CFX and the CFX Subsidiaries, taken as a whole, neither CFX nor any of the CFX Subsidiaries is a party to any, and there are no pending or, to the best of CFX's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against CFX or any of the CFX Subsidiaries; and neither CFX nor any of the CFX Subsidiaries is a party to or subject to any order, judgment or decree. To the knowledge of the CFX Entities, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability in connection therewith.

3.12. Compliance with Laws; Regulatory Examinations; Regulatory Approvals

     (a) CFX and each of the CFX Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to CFX or any of the CFX Subsidiaries, except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on CFX and the CFX Subsidiaries taken as a whole, and neither CFX or any of the CFX Subsidiaries has knowledge of any violation of any of the above.

     (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of CFX and the CFX Subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of CFX, investigation into the business or operations of CFX or any of the CFX Subsidiaries since September 30, 1996. CFX has not received any objection from any regulatory agency to CFX's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of CFX or any of the CFX Subsidiaries.

     (c) Neither CFX Entity has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither CFX Entity is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that it enter into any of the foregoing.

     (d) Neither CFX Entity is aware of any reason why the conditions set forth in Section 5.1(b) hereof would not be satisfied without significant delay.

3.13. Certain Information

     At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the CFX shareholders' meeting to vote upon the Transactions, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the CFX shareholders' meeting to vote upon the Transactions, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by CFX relating to the CFX Entities shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.14. Pooling of Interests

     The CFX Entities know of no reason which would reasonably cause either of them to believe that the Transactions will not qualify as a pooling of interests for financial accounting purposes.

                                   ARTICLE 4.
                                   COVENANTS

4.1.  Shareholders' Meeting

     CFX and Portsmouth shall submit the Transaction Documents and, in the case of CFX, the issuance of CFX Common Stock thereunder, to their respective shareholders for approval at annual or special meetings to be held as soon as practicable after the date hereof. Subject to the fiduciary duties of the respective boards of directors of Portsmouth and CFX as determined by each after consultation with such board's counsel, the boards of directors of CFX and Portsmouth shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval. Nothing contained in this Section
4.1 shall prohibit either CFX or Portsmouth from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to its stockholders which, in the judgment of its Board, based upon the advice of outside counsel, may be required under applicable law, or making disclosure to its stockholders of the absence of an opinion from Portsmouth's investment advisor dated the date of the Proxy Statement as to the fairness of the consideration to be paid to Portsmouth's stockholders in connection with the Share Exchange.

4.2.  Proxy Statement; Registration Statement

     As promptly as practicable after the date hereof, CFX and Portsmouth shall cooperate in the preparation of the Proxy Statements to be mailed to the shareholders of Portsmouth and CFX in connection with the Transactions and, if required, to be filed by CFX as part of the Registration Statement.
In the event that the issuance of CFX Common Stock in connection with the Share Exchange is exempt from registration under Section 3(a)(10) of the Securities Act and the SEC's regulations and interpretations thereunder and shares received will not be considered "restricted securities" for purposes of Rule 144 under the Securities Act, no Registration Statement will be filed. CFX will advise Portsmouth, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CFX Common Stock issuable in connection with the Share Exchange for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. CFX shall take all actions necessary to register or qualify the shares of CFX Common Stock to be issued in the Share Exchange pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CFX shall apply for approval to list the shares of CFX Common Stock to be issued in the Share Exchange on the AMEX, subject to official notice of issuance, prior to the Effective Date.

4.3.  Applications

     As promptly as practicable after the date hereof, the Parties shall take all action necessary or desirable to obtain any required regulatory approval for the Transactions. Without limiting the generality of the foregoing sentence, CFX or CFX Bank shall (i) file a request with the Federal Reserve for a waiver of the application and prior approval requirements of Section 3 of the BHC Act with respect to the Share Exchange and the Holding Company Merger, (ii) file an application with the FDIC for prior approval of the Bank Merger under the Bank Merger Act and the regulations promulgated thereunder, and (iii) file a notice with the Commissioner with respect to the Bank Merger pursuant to Chapter 388 or other applicable section of the New Hampshire Revised Statutes Annotated and the regulations promulgated thereunder. Each of the Parties shall, and they shall cause their respective subsidiaries to, submit any applications, notices, requests or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Transactions. Portsmouth and CFX each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application, notice, request or other filing and furnished by it shall be true, correct and complete in all material respects.

4.4.  Best Efforts; Certain Notices and Information

     (a) The Parties shall each use their reasonable best efforts in good faith to (a) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (b) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Transactions at the earliest possible date, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the Transactions, provided that neither Portsmouth Entity shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CFX, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No Party shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Transactions pursuant to the Transaction Documents, or that would adversely affect the qualification of the Transactions for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude CFX from exercising its rights under the Stock Option Agreement. In the event that any Party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each Party shall take such action as any other Party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the Parties.

     (b) Portsmouth shall give prompt notice to CFX, and CFX shall give prompt notice to Portsmouth, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at the date hereof or on the Closing Date (if so required under Section 5.2(a) or Section 5.3(a) hereof), and (ii) any material failure of Portsmouth or CFX, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each Party shall use all reasonable efforts to remedy such failure.

     (c) Portsmouth shall provide and shall request its auditors to provide CFX with such historical financial information regarding it (and related audit reports and consents) as CFX may reasonably request for securities disclosure purposes.

4.5.  Investigation and Confidentiality

     Portsmouth and CFX each will keep the other advised of all material developments relevant to its business or to consummation of the Transactions, material transactions outside of its ordinary course of business, and material changes in the normal course of its business or in the operation of its properties. The Parties each may make or cause to be made such investigation of the financial and legal condition of the other Parties as such Party reasonably deems necessary or advisable in connection with the Transactions; provided, however, that such investigation shall be reasonably related to such Transactions and shall not interfere unnecessarily with normal operations. Each Party agrees to furnish the other Parties and the other Parties' advisors with such financial data and other information with respect to its business and properties as such other Parties shall from time to time reasonably request. No investigation pursuant to this
Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Transactions of, any Party. Each Party shall hold all information furnished by the other Parties or any of such Party's subsidiaries or representatives pursuant hereto in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated January 17, 1997 by and between Portsmouth and CFX (the "Confidentiality Agreement").

4.6.  Press Releases

     Portsmouth and CFX shall agree with each other as to the form and substance of any press release related to the Transactions, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any Party, following notification to the other Parties, from making any disclosure which its counsel deems necessary.

4.7.  Covenants of Portsmouth and Portsmouth Bank

     (a) Prior to the Closing Date, and except as otherwise provided for by the Transaction Documents or consented to or approved by CFX, the Portsmouth Entities shall use their respective reasonable best efforts to preserve their respective properties, business and relationships with customers, employees and other persons.

     (b) Except with the prior written consent of CFX or except as Previously Disclosed or except as expressly contemplated or permitted by the Transaction Documents, neither Portsmouth Entity shall:

     (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular cash and stock dividends on Portsmouth Common Stock in amounts not to exceed the dividends paid to Portsmouth stockholders in the comparable period in the last 12 months and in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments, provided that Portsmouth's cash dividends may be increased to the Increased Dividend (as defined below) per share of Portsmouth Common Stock beginning with the dividend payable in the first quarter of 1998, and provided further that the Parties agree to consult with respect to the last quarterly Portsmouth dividend payable prior to the Effective Date with the objective of assuring that the Portsmouth stockholders do not receive a shortfall, or dividend or distribution from both Portsmouth and CFX, for the period covered by such dividend based on the record and payment dates of their last dividend prior to the Effective Date. The "Increased Dividend" shall be determined by multiplying the quarterly dividend then being paid by CFX with respect to each share of CFX Common Stock by 0.95;

     (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Stock Option Agreement or Rights outstanding at the date hereof or a stock dividend not to exceed 2% payable in the first quarter of each of 1997 and 1998;

     (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

     (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

     (6) amend its articles or certificate of incorporation or association, charter or by-laws;

     (7) except for foreclosing on collateral, merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

     (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

     (9) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (10) enter into any material swap, hedge or other similar off- balance sheet transaction;

     (11) except for foreclosing on collateral, liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $100,000 in any instance or $250,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments that exceed $25,000 in any instance or $100,000 in the aggregate;

     (12) except as Previously Disclosed, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice and except as Previously Disclosed;

     (13) enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees;

     (14) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

     (15) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations;

     (16) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles or regulatory requirements concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by law;

     (17) solicit or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, either Portsmouth Entity or any business combination with either Portsmouth Entity other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify CFX as soon as practicable if any such inquiries or proposals are received by either Portsmouth Entity, or if either Portsmouth Entity or any officer, director, agent or affiliate thereof is requested to or does furnish any confidential information relating to, or participates in any negotiations or discussions concerning, any transaction of a type describe in this paragraph; or

     (18) agree to do any of the foregoing.

     (c) Each of the Portsmouth Entities agrees to approve, execute and deliver any amendment to the Transaction Documents and any additional plans and agreements requested by CFX to modify the structure of, or to substitute parties to, the Transactions; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be delivered to the shareholders of Portsmouth in connection with the Share

Exchange, (ii) adversely affect the tax treatment to the shareholders of Portsmouth as a result of receiving such consideration in the Share Exchange, or
(iii) materially impede or delay receipt of any approval referred to in Section
4.1 or 4.3 hereof or the consummation of the Transactions.

     (d) Immediately prior to the Closing, the Portsmouth Entities will supplement or amend their prior disclosures to the CFX Entities pursuant to this Reorganization Agreement, including without limitation all Previously Disclosed documents and information, with respect to any matter hereafter arising which, at the Closing Date, would be required to be Previously Disclosed to the CFX Entities if this Reorganization Agreement were dated as of the Closing Date, or which is necessary to correct any Previously Disclosed document or information which was inaccurate at the time it was made. No such supplement or amendment shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 5 hereof or the compliance by either of the Portsmouth Entities with the covenants set forth in this Section 4.7.

4.8.  Closing; Effective Date

     The Transactions shall be consummated at a closing (the "Closing") to be held at the offices of CFX, 102 Main Street, Keene, New Hampshire, at 10:00 a.m. on the first business day that is at least 20 calendar days after the date on which the last of all required approvals for the Transactions has been obtained and the last of all required waiting periods under such approvals has expired, or at such other place, date and time as the Parties may mutually agree upon (the "Closing Date"), with the Transactions to be consummated in such order and after such intermediate steps as CFX may specify; provided, however, that the order and any intermediate steps shall not (i) alter or change the amount or kind of consideration to be delivered to the shareholders of Portsmouth in connection with the Share Exchange, (ii) adversely affect the tax treatment to the shareholders of Portsmouth as a result of receiving such consideration in the Share Exchange, or (iii) materially impede or delay receipt of any approval referred to in Section 4.1 or 4.3 hereof or the consummation of the Transactions. The Transactions shall be effective at the times and on the dates specified in the certificates or articles of merger or share exchange to be filed with the appropriate New Hampshire state authorities as contemplated by the Transaction Documents. For purposes of this Reorganization Agreement, the term "Effective Date" shall mean the effective time and date of the Share Exchange specified in the articles of share exchange to be filed with the appropriate New Hampshire state authorities as contemplated by the Plan of Exchange.

4.9.  Affiliates

     (a) The Parties shall cooperate and use their reasonable best efforts to identify those persons who may be deemed to be "affiliates" of Portsmouth within the meaning of Rule 145 promulgated by the SEC under the Securities Act and for purposes of qualifying the Share Exchange for

"pooling of interests" accounting treatment. Portsmouth shall use its reasonable best efforts to cause each person so identified to deliver to CFX, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any CFX Common Stock received in the Share Exchange except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the SEC's rules relating to pooling of interests accounting treatment. Shares of CFX Common Stock issued to such affiliates in exchange for Portsmouth Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of CFX and Portsmouth have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

     (b) CFX shall use its reasonable best efforts to publish no later than 25 days after the end of the first calendar quarter in which there are at least 30 days of combined operations following consummation of the Transactions (which calendar quarter may be the calendar quarter in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

4.10. Portsmouth Employees; Directors and Management

     (a) All employees of the Portsmouth Entities as of the Effective Date shall become employees of one or more of the CFX Entities, as determined by CFX, as of the Effective Date. Nothing in the Transaction Documents shall give any employee of the Portsmouth Entities a right to continuing employment with the CFX Entities after the Effective Date. As soon as practicable after the Effective Date, CFX shall provide or cause to be provided to all employees of the Portsmouth Entities who remain employed by the CFX Entities after the Effective Date with employee benefits (including without limitation the severance benefits provided for in CFX's termination guidelines in the form previously provided by CFX to Portsmouth) which, in the aggregate, are no less favorable than those generally afforded to other employees of the CFX Entities holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees; provided that (1) for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Portsmouth prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of the CFX Entities, and (2) this Section 4.10(a) shall not be construed to limit the ability of the CFX Entities to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate. In addition, the benefits listed in Section 4.10(a) of Portsmouth's Previously Disclosed letter, dated as of the date hereof, as being continuing benefits shall be continued notwithstanding that such benefits may not be provided to other CFX employees.

     (b) Prior to or at the Effective Date, three directors of Portsmouth to be designated by Portsmouth, after consultation with and the consent of CFX (which consent shall not be unreasonably withheld), shall be elected to the Board of Directors of CFX effective upon the Effective Date, shall be divided evenly among the classes, and shall be nominated for re-election, if at all, pursuant to CFX's then existing policies and procedures (provided that one of the three directors to be designated by Portsmouth shall serve as a director of CFX for one year only and shall not be nominated for re-election).

     (c) Prior to or at the Effective Date, two directors of Portsmouth to be designated by Portsmouth, after consultation with and the consent of CFX and CFX Bank (which consent shall not be unreasonably withheld), shall be elected to the Board of Trustees of CFX Bank effective upon the Effective Date and shall be nominated for re-election, if at all, pursuant to CFX Bank's then existing policies and procedures.

     (d) From and after the Effective Date, the appropriate CFX Entity shall assume and honor in accordance with their terms all employment agreements Previously Disclosed by Portsmouth. CFX agrees that the consummation of the Transactions constitutes a "change in control" as defined in such employment agreements. The provisions of this Section 4.10(d) are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each officer covered by such employment agreements and his or her heirs and representatives.

     (e) Prior to the Effective Date, the Portsmouth Entities shall cause the waiver or release, at an aggregate expense not to exceed $240,000, by any present director of either Portsmouth Entity who has any right or interest, including the right to receive compensation or other payment, under any director retirement plan of either Portsmouth Entity or with respect to service on any advisory board of either Portsmouth Entity.

     (f) From and after the Effective Date, CFX shall indemnify persons who served as directors and officers of Portsmouth on or before the Effective Date in accordance with and subject to the provisions of Portsmouth's Articles of Incorporation and By-laws Previously Disclosed to CFX. From and after the Effective Date, CFX will cause the persons who served as directors or officers of Portsmouth on or before the Effective Date to be covered by Portsmouth's existing directors' and officers' liability insurance policy (or policies of at least the same coverage and amounts and containing terms and conditions which are not less advantageous than such policy); provided that no such person shall be entitled to insurance coverage more favorable than that provided to the person in such capacity at the date hereof with respect to acts or omissions resulting from the person's service as such on or prior to the Effective Date, and provided further that CFX shall not be required to expend with respect to any year of coverage more than 150 percent of the current per annum amount expended by Portsmouth to maintain or procure insurance coverage pursuant hereto. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

5.1.  Conditions Precedent to the Obligations of All the Parties

     The respective obligations of the Parties to effect the Transactions shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

     (a) All corporate action necessary to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions shall have been duly and validly taken;

     (b) The Parties shall have received all regulatory approvals required or mutually deemed necessary in connection with the Transactions, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of the Transactions shall have been satisfied, provided that no such approval shall have imposed any condition or requirement not reasonably foreseen as of the date of this Agreement that would, in the reasonable good faith opinion of the Board of Directors of CFX, materially and adversely affects the anticipated economic and business benefits to CFX of the Transactions as to render consummation of the Transactions inadvisable, provided that no condition or requirement that relates primarily to regulatory matters existing at the date hereof with respect to CFX's business or activities shall be deemed to affect the business, operations, financial condition, property or assets of the combined enterprise or of Portsmouth or otherwise materially impair the value of Portsmouth to CFX;

     (c) One of the following shall have occurred:

     (i) a Registration Statement (including any post-effective amendment thereto) shall have been filed with the SEC and shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of CFX threatened by the SEC to suspend the effectiveness of such Registration Statement;

     (ii) the Parties shall have received a "no-action" letter from the staff of the SEC stating that, by reason of the exemption afforded by Section 3(a)(10) of the Securities Act, it will not recommend any enforcement action to the SEC with respect to the issuance of CFX Common Stock in exchange for Portsmouth Common Stock in connection with the Share Exchange without registration thereof under the Securities Act and that such shares do not constitute "restricted securities"; or

     (iii) the Parties shall have received an opinion of counsel to CFX reasonably satisfactory to the Parties to the effect that the issuance of CFX Common Stock in exchange for Portsmouth Common Stock in connection with the Share Exchange is exempt from the registration provisions of the Securities Act by reason of the exemption afforded by Section 3(a)(10) thereof and that such shares do not constitute "restricted securities";

     (d) CFX shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

     (e) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Portsmouth is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on the Portsmouth Entities;

     (f) None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transactions;

     (g) The shares of CFX Common Stock that may be issued in the Share Exchange shall have been approved for listing on the AMEX, subject to official notice of issuance; and

     (h) Portsmouth and CFX shall have received an opinion of Arnold & Porter, reasonably satisfactory to tax counsel for Portsmouth, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date:

     (1) the Share Exchange shall either constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code or be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

     (2) no gain or loss will be recognized by a shareholder of Portsmouth who exchanges all of the shareholder's Portsmouth Common Stock solely for CFX Common Stock in the Share Exchange (except with respect to cash received in lieu of a fractional share interest in CFX Common Stock);

     (3) the tax basis of the CFX Common Stock received by a shareholder who exchanges all of the shareholder's Portsmouth Common Stock solely for CFX Common Stock in the Share Exchange will be the same as the tax basis of the Portsmouth Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

     (4) the holding period of the shares of CFX Common Stock to be received by a shareholder of Portsmouth will include the period during which such shareholder held the shares of Portsmouth Common Stock surrendered in exchange therefor, provided the Portsmouth Common Stock surrendered is held as a capital asset on the Effective Date.

     Each Party shall provide, in writing, a statement of facts, representations and assumptions on which Arnold & Porter may rely in rendering its opinion, which facts, representations and assumptions shall reflect the state of facts existing on the Effective Date.

5.2. Conditions Precedent to the Obligations of Portsmouth and Portsmouth Bank

     The obligations of Portsmouth and Portsmouth Bank to effect the Transactions shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Portsmouth pursuant to Section 6.4 hereof:

     (a) The representations and warranties of CFX and CFX Bank set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated or permitted by this Reorganization Agreement or consented to in writing by Portsmouth;

     (b) CFX and CFX Bank shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Documents prior to the Effective Date;

     (c) CFX and CFX Bank each shall have delivered to Portsmouth a certificate, dated the Closing Date and signed by its President or Chief Financial Officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

     (d) Portsmouth shall have received an opinion of Devine, Millimet & Branch, counsel to CFX, dated the Closing Date, as to such matters as Portsmouth may reasonably request with respect to the Transactions.

 5.3.  Conditions Precedent to the Obligations of CFX and CFX Bank

     The respective obligations of CFX to effect the Transactions shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by CFX pursuant to Section 6.4 hereof:

     (a) The representations and warranties of Portsmouth and Portsmouth Bank set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated or permitted by this Reorganization Agreement or consented to in writing by CFX; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Milford;

     (b) Portsmouth and Portsmouth Bank shall have, in all material respects, performed all obligations and complied with all covenants required by the Transaction Documents;

     (c) Portsmouth and Portsmouth Bank each shall have delivered to CFX a certificate, dated the Closing Date and signed by its President and Chief Executive Officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

     (d) No event shall have occurred that shall preclude the Transactions from being accounted for as a pooling of interests;

     (e) The Rights issued pursuant to the Portsmouth Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement (unless, in the case of a distribution or trigger, the effects can be cured by Portsmouth);

     (f) CFX shall have received from Shatswell, MacLeod & Co. a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, if any, and, otherwise, the mailing date of the Proxy Statement, and (ii) the Closing Date, with respect to certain financial information regarding Portsmouth, in form and substance which is customary in transactions such as the Transactions; and

     (g) CFX shall have received an opinion of Hale and Dorr LLP, counsel to Portsmouth, dated the Closing Date, as to such matters as CFX may reasonably request with respect to the Transactions. In rendering such opinion, Hale and Dorr LLP may rely as to certain matters of New Hampshire law on an opinion of a law firm Previously Disclosed to CFX.

                                   ARTICLE 6.
                        TERMINATION, WAIVER AND AMENDMENT

6.1.  Termination

     This Reorganization Agreement and the other Transaction Documents (other than the Stock Option Agreement, which shall be governed by the terms thereof) may be terminated, either before or after approval by the shareholders of CFX and Portsmouth:

     (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the Parties;

     (b) At any time on or prior to the Closing Date, by CFX in writing, if Portsmouth or Portsmouth Bank has, or by Portsmouth in writing, if CFX or CFX Bank has, in any material respect, breached, and the Party seeking to terminate the Transaction Documents has not, in any material respect, breached (i) any covenant or agreement contained in the Transaction Documents, or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the Party committing such breach or the Closing Date (unless the breach, by its nature, is curable within 30 days after the date of written notice thereof and such 30-day cure period extends beyond the Closing Date, in which case the Closing Date shall be delayed to permit the cure of the breach by the breaching Party within such 30-day cure period);

     (c) At any time, by any Party in writing, if the applications for prior approval or consents referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Transactions or any of them;

     (d) At any time, by any Party in writing, if the shareholders of CFX or Portsmouth do not approve the Transactions at the annual or special meetings duly called for that purpose;

     (e) By any Party in writing, if the Closing Date has not occurred by the close of business on February 13, 1998 (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Reorganization Agreement and the other Transaction Documents to perform or observe the covenants and agreements set forth herein, provided that the Termination Date may be extended until May 13, 1998 by any Party by written notice to the other Parties (given not later than January 13, 1998) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Reorganization Agreement and the Transactions under circumstances in which neither party has the right to terminate this Reorganization Agreement pursuant to Section 6.1(c) hereof; or

     (f) By Portsmouth, if (i) the CFX Price (as that term is defined in the Plan of Exchange) is less than the Floor Price (as that term is defined in the Plan of Exchange), (ii) Portsmouth provides written notice to CFX prior to the third business day immediately preceding the Closing Date of its intent to terminate this Reorganization Agreement and the other Transaction Documents (other than the Stock Option Agreement) pursuant to this Section 6.1(f), and
(iii) CFX does not elect prior to the close of business on the business day immediately preceding the Closing Date to increase the Exchange Ratio (as that term is defined in the Plan of Exchange) to the Cure Ratio (as that term is defined in the Plan of Exchange).

6.2.  Effect of Termination

     In the event this Reorganization Agreement and the other Transaction Documents are terminated pursuant to Section 6.1 hereof, the Transaction Documents (other than the Stock Option Agreement) shall become void and have no effect, except that (i) the provisions relating to confidentiality, expenses and governing law set forth in Sections 4.5, 7.1 and 7.7 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching Party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3.  Non-Survival of Representations, Warranties and Covenants

     All representations, warranties and covenants in this Reorganization Agreement and the other Transaction Documents or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Party (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CFX or Portsmouth, the aforesaid representations, warranties and covenants being material inducements to the consummation by the Parties of the Transactions.

6.4.  Waiver

     Except with respect to any required shareholder or regulatory approval, CFX and Portsmouth, respectively, by written instrument signed by an executive officer of such Party, may at any time (whether before or after approval of the Transaction Documents by the shareholders of CFX and Portsmouth) extend the time for the performance of any of the obligations or other acts of the Portsmouth Entities, on the one hand, or the CFX Entities, on the other hand, and may waive
(i) any inaccuracies of the Parties in the representations or warranties contained in the Transaction Documents or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the Parties, or satisfaction of any of the conditions precedent to its obligations, contained in the Transaction Documents, or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that, after any such approval by the shareholders of Portsmouth, no such modification shall (i) alter or change the amount or kind of consideration to be received by holders of Portsmouth Common Stock as provided in the Plan of Exchange, or (ii) adversely affect the tax treatment to Portsmouth shareholders as a result of the receipt of such consideration.

6.5.  Amendment or Supplement

     The Transaction Documents may be amended or supplemented at any time by mutual agreement of the parties thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7.
                                 MISCELLANEOUS

7.1.  Expenses

     Each Party shall bear and pay all costs and expenses incurred by it in connection with the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that CFX and Portsmouth each shall bear and pay 50 percent of all printing and mailing costs and filing fees associated with the Registration Statement, if required, and the Proxy Statements.

7.2.  Entire Agreement

     The Transaction Documents contain the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of the Transaction Documents shall inure to the benefit of and be binding upon the Parties and thereto and their respective successors. Except as specifically set forth in the Transaction Documents, nothing in the Transaction Documents, expressed or implied, is intended to confer upon any person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.  No Assignment

     No Party may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4.  Notices

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Portsmouth or Portsmouth Bank:

Portsmouth Bank Shares, Inc.
333 State Street

Portsmouth, N.H.  03802
Attention:  Mark E. Simpson
Facsimile No.:  603-431-2322

With a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA  02109
Attention:  Edward Young, Esquire
Facsimile No.:  617-526-5000

If to CFX or CFX Bank:

CFX Corporation
102 Main Street
Keene, N.H.  03431
Attention:  Mark A. Gavin
Facsimile No.:  603-358-5028

With a copy to:

Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C.  20004
Attention:  Steven Kaplan, Esquire
Facsimile No.:  202-942-5999

7.5.  Captions

     The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.  Counterparts

     This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.  Governing Law

     This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Reorganization to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                 PORTSMOUTH BANK SHARES, INC.



                        By:   _______________________________________
                              Harry R. Hart
                              President and Chief Executive Officer



                    PORTSMOUTH SAVINGS BANK



                        By:   _______________________________________
                              Harry R. Hart
                              Chairman and Chief Executive Officer



                        CFX CORPORATION



                        By:   _____________________________________
                              Peter J. Baxter,
                              President and Chief Executive Officer



                        CFX BANK



                        By:   _____________________________________
                              Peter J. Baxter,
                              President and Chief Executive Officer